Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Leslie Cummings, Vice President of Finance and Treasurer
Knape & Vogt Manufacturing Company (616) 459-3311, Ext. 225
or
Jeff Lambert (616) 233-0500
Lambert, Edwards & Associates, Inc. (mail@lambert-edwards.com)

Knape & Vogt Explores Strategic Alternatives Including a Potential Sale

GRAND RAPIDS, Michigan (October 13, 2005) – Knape & Vogt Manufacturing Co. (Nasdaq: KNAP) today announced it has retained the investment banking firm of W.Y. Campbell & Company to act as its financial adviser in evaluating strategic alternatives, including a possible sale of the Company.

        Knape & Vogt’s Board believes that the current stock price has been adversely affected by the limited number of shares outstanding and the limited float of those shares, along with the extensive costs related to compliance with the Sarbanes-Oxley Act.

        “Our long-range planning efforts require us to evaluate all potential options that will allow KV to continue to grow and prosper at a rate which maximizes the value of KV to all of its stakeholders. Therefore, we have made the decision to explore strategic alternatives, including a possible sale,” said Bill Dutmers, Chairman and CEO of Knape & Vogt.

        Mr. Dutmers said that Knape & Vogt plans to continue to invest in its people, products and processes and there can be no assurance that the Board’s work on developing strategic alternatives will result in any transaction.

        Knape & Vogt employs about 600 people at its headquarters and main manufacturing facilities in Grand Rapids and a smaller manufacturing operation in Ho Chi Minh City, Vietnam, and at showroom and sales offices in Chicago and Mississauga, Ontario.

        Knape & Vogt brings more than a century of experience to the design, manufacture and distribution of kitchen and bath storage solutions and office products for original equipment manufacturers, specialty distributors, office furniture dealers, hardware chains and major home centers throughout the country. Additional information on Knape & Vogt’s product lines is available on www.kv.com.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

        Certain statements contained in this news release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “believes,” “should,” and similar expressions, and by the context in which they are used. Such statements are based only upon current expectations of Knape & Vogt. Any forward-looking statement speaks only as of the date made. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied. Knape & Vogt undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

        Statements concerning expected financial performance, business strategies and action, which Knape & Vogt intends to pursue to achieve its strategic objectives, constitute forward-looking information. Implementation of these strategies and achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors, which could cause actual performance to differ materially from the forward-looking statements. These include, but are not limited to, the ability of Knape & Vogt to identify and execute a viable strategic alternative, Knape & Vogt’s continuing to maintain its current growth and profitability and overall economic conditions and other business factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.